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                                                                    EXHIBIT 4(e)




                                 $2,500,000.00
                       CONSOLIDATED, AMENDED AND RESTATED
                           TERM LOAN PROMISSORY NOTE





                                      From





                           SPORT SUPPLY GROUP, INC.,
                             A Delaware Corporation

                                    Borrower





                                To The Order Of





                         LASALLE BUSINESS CREDIT, INC.,
                             A Delaware Corporation

                                     Lender




                                                        Dated November 27, 1996,
                                        To Be Effective As Of the EFFECTIVE DATE
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Baltimore, Maryland                                                $2,500,000.00
Dated November 27, 1996,
To Be Effective As Of The EFFECTIVE DATE


                       CONSOLIDATED, AMENDED AND RESTATED
                           TERM LOAN PROMISSORY NOTE

         Pursuant to the terms and conditions of the Modification Agreement of even date herewith ("Modification Agreement") between Sport Supply Group, Inc. ("Borrower"), Sport Supply Group International Holdings, Inc., and LaSalle Business Credit, Inc. ("Lender"), the indebtedness evidenced by the Term Loan Promissory Note dated March 23, 1995 from the Borrower to the order of the Lender in the original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00), and the Term Loan Promissory Note dated January ___, 1996 from the Borrower to the order of the Lender in the original principal amount of Six Hundred Eighty-Five Thousand Two Hundred Twenty-Eight Dollars and Twenty Cents ($685,228.20), has been consolidated, and the terms and provisions of such promissory notes are hereby consolidated, amended and restated in their entirety as follows, effective as of the "EFFECTIVE DATE," as that term is defined in the Modification Agreement:

         FOR VALUE RECEIVED, the undersigned SPORT SUPPLY GROUP, INC., a Delaware corporation ("BORROWER"), promises to pay to the order of LASALLE BUSINESS CREDIT, INC., INC., a Delaware corporation ("LENDER"), at the LENDER'S offices at 120 East Baltimore Street, Suite 1802, Baltimore, Maryland 21202 or at such other places as the holder of this Promissory Note may from time to time designate, the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00), or so much as may have been advanced to the BORROWER under the terms of the Amended and Restated Loan And Security Agreement dated as of March 23, 1995 between the LENDER and the BORROWER, as modified by (i) Amendment Number 1 to Amended and Restated Loan and Security Agreement dated December 20, 1995, (ii) a letter agreement dated February 2, 1996, (iii) Amendment Number 2 to Amended and Restated Loan and Security Agreement dated March 12, 1996, (iv) Amendment Number 3 to Amended and Restated Loan and Security Agreement dated September 19, 1996, and (v) Amendment Number 4 to Amended and Restated Loan and Security Agreement of even date herewith (collectively, the "AGREEMENT"), together with interest thereon at the rate or rates specified in
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the AGREEMENT and any and all other sums due hereunder or under the AGREEMENT which may be owing to the holder of this Promissory Note by the BORROWER at the later of (a) the expiration of the Initial Term (as that term is defined in the AGREEMENT), or (b) the expiration of the last Renewal Term (as that term is defined in the AGREEMENT). That date which is the later of the Initial Term and the Renewal Term is hereafter referred to as the "MATURITY DATE." The following terms shall apply to this Promissory Note.

         1. Repayment. Accrued and unpaid interest shall be paid in consecutive monthly payments beginning on the first calendar day of the first month following the EFFECTIVE DATE, and continuing on the first calendar day of each succeeding month until this Promissory Note has been paid in full. The unpaid principal balance of this Promissory Note shall be paid over the term hereof in consecutive equal quarterly installments of principal, each such installment to equal the sum of One Hundred Twenty-Five Thousand Dollars ($125,000.00), on the first calendar day of every calendar quarter, commencing the first calendar day of January 1, 1997 and continuing on the first calendar day of each succeeding third month until the MATURITY DATE, at which time all sums due hereunder, including principal, interest, charges and fees, shall be paid in full.

         2. Late Payment Charge. If any payment due hereunder, including any final installment, is not received by the holder within five (5) calendar days after its due date, the BORROWER shall pay a late payment charge equal to five percent (5%) of the amount then due. The late payment charge shall be due whether or not the holder declares this Promissory Note in default as a result thereof or demands immediate payment of the sums due hereunder. The existence of the right by the holder to receive a late payment charge shall not constitute a grace period or provide any right in the BORROWER to make a payment other than on its due date.

         3. Application Of Payments. All payments made hereunder shall be applied first to late payment charges or other sums owed to the holder, next to accrued interest, and then to principal or in such other order or proportion as the holder, in the holder's sole discretion, may elect from time to time.

         4. Voluntary Prepayment. The BORROWER may prepay this Promissory Note to the extent provided in the AGREEMENT.





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         5.      Mandatory Prepayment.  The BORROWER shall prepay this
Promissory Note to the extent required by the AGREEMENT.

         6. Rights Upon Default. Upon the occurrence and during the continuance of an Event of Default (as that term is defined in the AGREEMENT), in addition to all other rights or remedies available to the holder under the AGREEMENT or any other agreement or document executed by or on behalf of the BORROWER for the benefit of the LENDER or any holder (collectively with the AGREEMENT, "LOAN DOCUMENTS"), or under applicable law, the holder of this Promissory Note shall have the following rights:

                 6.1. Acceleration. The holder of this Promissory Note, in the holder's sole discretion and without notice or demand, may declare the entire unpaid principal balance plus accrued interest and all other sums due hereunder immediately due and payable. Reference is made to the LOAN DOCUMENTS for further and additional rights on the part of the holder to declare the entire unpaid principal balance plus accrued interest and all other sums due hereunder immediately due and payable.

                 6.2. Default Interest Rate. The holder of this Promissory Note, in the holder's sole discretion and without notice or demand, may raise the rate of interest accruing on the unpaid principal balance in the manner provided for in the AGREEMENT.

                 6.3. Confession Of Judgment. The BORROWER authorizes any attorney admitted to practice before any court of record in the United States to appear on behalf of the BORROWER in any court in one or more proceedings, or before any clerk thereof or prothonotary or other court official, and to confess judgment against the BORROWER in favor of the holder of this Promissory
Note in the full amount due on this Promissory Note (including principal, accrued interest and any and all charges, fees and costs), plus attorneys' fees equal to twenty percent (20%) of the first One Hundred Thousand Dollars ($100,000.00), and one percent (1%) of the remaining due, plus court costs, all without prior notice or opportunity of the BORROWER for prior hearing. The BORROWER agrees and consents that venue and jurisdiction shall be proper in the Circuit Court of any County of the State of Maryland or of Baltimore City, Maryland, or in the United States District Court for the District of Maryland. The BORROWER waives the benefit of any and every statute, ordinance, or rule of court





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which may be lawfully waived conferring upon the BORROWER any right or privilege of exemption, homestead rights, stay of execution, or supplementary proceedings, or other relief from the enforcement or immediate enforcement of a judgment or related proceedings on a judgment. The authority and power to appear for and enter judgment against the BORROWER shall not be exhausted by one or more exercises thereof, or by any imperfect exercise thereof, and shall not be extinguished by any judgment entered pursuant thereto; such authority and power may be exercised on one or more occasions from time to time, in the same or different jurisdictions, as often as the holder shall deem necessary, convenient, or proper.

         7. Interest Rate After Judgment. If judgment is entered against the BORROWER on this Promissory Note, the amount of the judgment entered (which, unless applicable law specifically provides to the contrary, include all principal, prejudgment interest, late charges, prepayment fees if any are provided for, collection expenses, reasonable attorneys' fees, and court costs) shall bear interest at the highest rate after default authorized by this Promissory Note as of the date of entry of the judgment to the extent permitted by applicable law. In the event any statute or rule of court specifies the rate of interest which a judgment on this Promissory Note may bear or the amount on which such interest rate may apply and such rate or amount is less than that called for in the preceding sentence absent a restriction under applicable law, the BORROWER: (a) agrees to pay to the order of the holder an amount as will equal the interest computed at the highest rate after default provided for in this Promissory Note which would be due on the judgment amount (which, for this purpose, shall be considered to include all principal, prejudgment interest, late charges, prepayment penalties if any are provided for, collection expense fee and reasonable attorneys' fees, and court costs) less the interest due on the amount of the judgment which bears judgment interest, and (b) authorizes the confession of judgment for such amount pursuant to the confession of judgment provision of this Promissory Note if the BORROWER fails to make payment thereof.

         8. Expenses Of Collection And Attorneys' Fees. Should this Promissory Note be referred to an attorney for collection, whether or not judgment has been confessed or suit has been filed, the BORROWER shall pay all of the holder's reasonable costs, fees and expenses, including reasonable attorneys' fees, resulting from such referral.





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         9.      Waiver of Defenses.  In the event any one or more holders of this Promissory Note transfer this Promissory Note for value, the BORROWER agrees that all subsequent holders of this Promissory Note who take for value and without actual knowledge of a claim or defense of the BORROWER against a prior holder shall not be subject to any claims or defenses which the BORROWER may have against a prior holder, all of which are waived as to the subsequent holder, and that all such subsequent holders shall have all rights of a holder in due course with respect to the BORROWER even though the subsequent holder may not qualify, under applicable law, absent this section, as a holder in due course. The BORROWER shall retain all rights and claims which the BORROWER may have against prior holders despite any such transfers and the waiver of defenses provided in this section as to subsequent holders.

         10. Waiver Of Protest. The BORROWER, and all parties to this Promissory Note, whether maker, indorser, or guarantor, waive presentment, notice of dishonor and protest.

         11. Extensions Of Maturity. All parties to this Promissory Note, whether maker, indorser, or guarantor, agree that the maturity of this Promissory Note, or any payment due hereunder, may be extended at any time or from time to time without releasing, discharging, or affecting the liability of such party.

         12. Manner and Method of Payment. All payments called for in this Promissory Note shall be made in lawful money of the United States of America in the manner provided in the AGREEMENT.

         13. Security. This Promissory Note is secured by the security interests, liens and other assurances of payment established or described in the AGREEMENT.

         14. Notices. Any notice or demand required or permitted by or in connection with this Promissory Note shall be given in the manner specified in the AGREEMENT for the giving of notices under the AGREEMENT.

         15. Binding Nature. This Promissory Note shall inure to the benefit of and be enforceable by the LENDER and the LENDER'S successors and assigns and any other person to whom the LENDER or any holder may grant an interest in the BORROWER'S obligations hereunder, and shall be binding and enforceable against the





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BORROWER and the BORROWER'S personal representatives, successors and assigns.

         16. Invalidity Of Any Part. If any provision or part of any provision of this Promissory Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Promissory Note and this Promissory Note shall be construed as if such invalid, illegal or unenforceable provision or part thereof had never been contained herein, but only to the extent of its invalidity, illegality, or unenforceability.

         17. Choice Of Law. The laws of the State of Maryland (excluding, however, conflict of law principles) shall govern and be applied to determine all issues relating to this Promissory Note and the rights and obligations of the parties hereto, including the validity, construction, interpretation, and enforceability of this Promissory Note and its various provisions and the consequences and legal effect of all transactions and events which resulted in the issuance of this Promissory Note or which occurred or were to occur as a direct or indirect result of this Promissory Note having been executed.

         18. Consent To Jurisdiction; Agreement As To Venue. The BORROWER irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Maryland and of the United States District Court for the District of Maryland, if a basis for federal jurisdiction exists. The BORROWER agrees that venue shall be proper in any circuit court of the State of Maryland selected by the LENDER or in the United States District Court for the District of Maryland if a basis for federal jurisdiction exists and waives any right to object to the maintenance of a suit in any of the state or federal courts of the State of Maryland on the basis of improper venue or of inconvenience of forum.

         19. Unconditional Obligations. The BORROWER'S obligations under this Promissory Note shall be the absolute and unconditional duty and obligation of the BORROWER and shall be independent of any rights of set-off, recoupment or counterclaim which the BORROWER might otherwise have against the holder of this Promissory Note, and the BORROWER shall pay absolutely the payments of principal, interest, fees and expenses required hereunder, free of any deductions and without abatement, diminution or set-off.





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         20.     Seal and Effective Date.  This Promissory Note is an
instrument executed under seal and is to be considered effective and enforceable as of the date set forth on the first page hereof, independent of the date of actual execution and delivery.

         21. Tense; Gender; Defined Terms; Section Headings. As used herein, the singular includes the plural and the plural includes the singular. A reference to any gender also applies to any other gender. Defined terms are entirely capitalized throughout. The section headings are for convenience only and are not part of this Promissory Note.

         22. Actions Against Lender. Any action brought by the BORROWER against the LENDER which is based, directly or indirectly, on this Promissory Note or any matter in or related to this Promissory Note, including but not limited to the making of the loan evidenced hereby or the administration or collection thereof, shall be brought only in the courts of the State of Maryland. The BORROWER may not file a counterclaim against the LENDER in a suit brought by the LENDER against the BORROWER in a state other than the State of Maryland unless under the rules of procedure of the court in which the LENDER brought the action the counterclaim is mandatory, and not merely permissive, and will be considered waived unless filed as a counterclaim in the action instituted by the LENDER. The BORROWER agrees that any forum other than the State of Maryland is an inconvenient forum and that a suit brought by the BORROWER against the LENDER in a court of any state other than the State of Maryland should be forthwith dismissed or transferred to a court located in the State of Maryland by that Court.

         23. Waiver Of Jury Trial. The BORROWER (by execution of this Promissory Note) and the LENDER (by acceptance of this Promissory Note) agree that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by or against the BORROWER or the LENDER, or any successor or assign of the BORROWER or the LENDER, on or with respect to this Promissory Note or any of the other LOAN DOCUMENTS, or which in any way relates, directly or indirectly, to the obligations of the BORROWER to the LENDER under this Promissory Note or any of the other LOAN DOCUMENTS, or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. The BORROWER and the LENDER hereby expressly waive any right to a trial by jury in any such suit, action, or proceeding. The BORROWER and the





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LENDER acknowledge and agree that this provision is a specific and material aspect of the agreement between the parties and that the LENDER would not enter into the transaction with the BORROWER if this provision were not part of their agreement.





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         IN WITNESS WHEREOF, the BORROWER has duly executed this Promissory
Note under seal as of the date first above written.

WITNESS/ATTEST:                              THE BORROWER:

                                             SPORT SUPPLY GROUP, INC.,
                                             A Delaware Corporation



_______________________                      By:__________________________(SEAL)
                                                Name:  _____________________
                                                Title: _____________________


                                ACKNOWLEDGEMENT


STATE OF ________________, CITY/COUNTY OF ________________, TO WIT:

         I HEREBY CERTIFY that on this _____ day of November, 1996, before me, the undersigned Notary Public of the jurisdiction aforesaid, personally appeared ___________________________, and acknowledged himself to be the ______________________ of SPORT SUPPLY GROUP, INC., a Delaware corporation, and that he, as such __________________, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of SPORT SUPPLY GROUP, INC., by himself as __________________.

         IN WITNESS MY Hand and Notarial Seal.


                                              ____________________________(SEAL)
                                              NOTARY PUBLIC
My Commission Expires:
_____________________